ADVISORY AGREEMENT

Agreement, made as of this 1st day of June, 1993, between Vanguard Variable Insurance Fund, a Pennsylvania trust (the "Fund") and Newell Associates, a California corporation (the "Adviser").

WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which offers several diversified investment Portfolios each having its own objectives and policies; and

WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Equity Income Portfolio of the Fund ("Portfolio"), and the Adviser is willing to render such services;

Now, THEREFORE, this Agreement

                                   WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth. the parties hereto agree as follows:

1. Appointment of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Portfolio for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth. for the compensation herein provided.

2. Advisory Duties. Subject to the supervision of the Board of Trustees of the Fund. the Adviser shall manage the investment operations of the Portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

     (a) The Adviser shall provide supervision of the Portfolio's investments, furnish a continuous investment program for the Portfolio, determine from time to time what investments or securities will be purchased. retained or sold by the Portfolio, and what portion of the assets will be invested or held uninvested as cash;

     (b) The Adviser shall use the same skill and care in the management of the Portfolio as it uses in the administration of other fiduciary accounts for which it has investment responsibility;

     (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust, By-Laws and Registration Statement of the Fund and with the instructions and directions of the Board of Trustees of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

     (d) The Adviser shall determine the securities to be purchased or sold by the Portfolio and will place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer who deals in the securities in which the Portfolio is active. The Adviser is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the

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     Board of Trustees of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Portfolio. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Trustees of the Fund such information relating to portfolio transactions as they may reasonably request:

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any, in such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients;

     (e) The Adviser shall maintain books and records with respect to the Portfolio's securities transactions and shall render to the Fund's Board of Trustees such periodic and special reports as the Board may reasonably request;

     (f) The Adviser shall provide the Fund on each business day with a list of all securities transactions for that day;

     (g) The investment advisory services of the Adviser to the Portfolio under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

3. Documents Delivered. The Fund has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

     (a) Declaration of Trust of the Fund, dated November 29, 1989 (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the "Declaration of Trust");

     (b) By-laws of the Fund (such By-Laws, as presently in effect and as amended from time to time. are herein called the "By-Laws");

     (c) Certified resolutions of the Board of Trustees of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement:

     (d) The Fund's Registration Statement under the Securities Act of 1933, on Form N-1A (the "Registration Statement") as currently in effect with the Securities and Exchange Commission (the "Commission"), relating to shares of the Fund's beneficial interest, and all amendments thereto,

4. Books and Records. The Adviser shall keep the Portfolio's books and records required to be maintained by it pursuant to paragraph 2(e) hereof. The Adviser agrees that all records which it maintains for the Portfolio are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the

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periods  prescribed by Rule 31a-2 of the Commission  under the 1940 Act any such records as are required to be maintained by Rule 31a-1 (F) of the Commission under the 1940 Act.

5. Reports to Adviser. The Fund agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Adviser, ten (10) days prior to use thereof and not to use such material if the Adviser should object thereto in writing within seven (7) days after receipt of such material. In the event of termination of this Agreement, the Fund will, on written request of the Adviser, forthwith delete any reference to the Adviser from any materials described in the preceding sentence. The Fund shall furnish or otherwise make available to the Adviser such other information relating to the business affairs of the Fund as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

6. Expenses. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities purchased for the Fund and the taxes, and brokerage commissions, if any, payable in connection with the purchase and/or sale of such securities.

7. Compensation. For the services to be rendered by the Adviser as provided in this Agreement, the Fund shall pay to the Adviser at the end of the Fund's fiscal quarters, a fee calculated by applying a quarterly rate, based on an annual percentage rate of .10%, to the Portfolio's average month-end assets for the quarter.

In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

8. Limitation of Liability. In the absence of (i) misfeasance or negligence on the part of the Adviser in performance of its obligations and duties hereunder, or (ii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Portfolio. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under any such laws.

9. Duration and Termination. This Agreement, unless sooner terminated as provided herein shall continue until May 31, 1995, and shall thereafter continue thereafter automatically for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and
(b) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Fund or by vote of a majority of the outstanding

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

voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may also be terminated by the Adviser on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

10. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

11. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



(SEAL)

ATTEST:                                 VANGUARD VARIABLE INSURANCE FUND

/S/ Raymond J. Klapinsky                /S/ John C. Bogle
    Secretary                               Chairman and Chief Executive Officer


ATTEST:                                 NEWELL ASSOCIATES

/S/ Robert Huret                        /S/ Roger D. Newell
    Secretary                               Chairman




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